Exhibit 99.2
DIAMONDCLUSTER INTERNATIONAL, INC.
QUARTERLY OPERATING RESULTS OF DISCONTINUED OPERATIONS
Unaudited, Amounts in thousands

	FY 2004				FY 2005				FY 2006
	Q1-04	Q2-04	Q3-04	Q4-04	Q1-05	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06	Q4-06
REVENUE:
Net revenue	$11,195	$11,419	$12,268	$15,081	$12,359	$10,593	$12,438	$12,873	$12,707	$12,461	$15,307	$14,191
Reimbursable expenses	1,993	1,860	1,842	2,500	2,307	2,181	2,433	2,843	2,450	1,913	2,356	2,110

Total revenue	13,188	13,279	14,110	17,581	14,666	12,774	14,871	15,716	15,157	14,374	17,663	16,301

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	11,861	8,642	8,776	10,157	9,849	9,344	10,962	11,213	10,855	11,247	9,548	10,491
Reimbursable expenses	1,993	1,860	1,842	2,500	2,307	2,181	2,433	2,843	2,450	1,913	2,356	2,110

Total project personnel expenses	13,854	10,502	10,618	12,657	12,156	11,525	13,395	14,056	13,305	13,160	11,904	12,601

GROSS MARGIN	(666)	2,777	3,492	4,924	2,510	1,249	1,476	1,660	1,852	1,214	5,759	3,700

OTHER OPERATING EXPENSES:
Professional development and recruiting	132	292	214	237	280	365	568	377	461	361	360	408
Marketing and sales	45	52	36	60	72	60	61	76	97	78	80	39
Management and administrative support	3,469	2,568	2,883	3,428	2,503	2,718	2,880	3,408	3,616	3,116	3,387	2,847
Restructure expense	2,712	—	—	(169)	—	—	—	—	—	8,807	26	(164)
Goodwill / impairment charges	—	—	—	—	—	—	—	—	—	—	—	—

Total other operating expenses	6,358	2,912	3,133	3,556	2,855	3,143	3,509	3,861	4,174	12,362	3,853	3,130

INCOME (LOSS) FROM OPERATIONS	(7,024)	(135)	359	1,368	(345)	(1,894)	(2,033)	(2,201)	(2,322)	(11,148)	1,906	570

OTHER INCOME, NET	(25)	(143)	142	(291)	223	(133)	51	(26)	(5)	(68)	(6)	(71)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	(7,049)	(278)	501	1,077	(122)	(2,027)	(1,982)	(2,227)	(2,327)	(11,216)	1,900	499

INCOME TAX EXPENSE	511	467	834	(351)	(80)	85	(266)	436	374	456	242	361

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(7,560)	(745)	(333)	1,428	(42)	(2,112)	(1,716)	(2,663)	(2,701)	(11,672)	1,658	138

The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:
Project personnel costs before reimbursable expenses	$4,213	$1,086	$1,049	$1,048	$1,331	$1,328	$1,345	$1,219	$1,233	$620	$821	$206
Professional development and recruiting	33	1	1	1	1	2	2	1	—	—	1	2
Marketing and sales	34	—	—	—	—	—	—	4	—	(7)	1	(1)
Management and administrative support	220	2	21	18	16	24	20	15	69	3	110	153

Stock-based compensation expense from discontinued operations	4,500	1,089	1,071	1,067	1,348	1,354	1,367	1,239	1,302	616	933	360